Exhibit 99.1

LARS C. ANDERSON NAMED COMERICA’S VICE CHAIRMAN,

THE BUSINESS BANK

DALE E. GREENE TO RETIRE IN 2011 AT NORMAL RETIREMENT AGE

DALLAS/November 30, 2010 – Comerica Incorporated (NYSE: CMA) today announced that Lars C. Anderson, 49, will be its new Vice Chairman, The Business Bank. Anderson will become a member of Comerica’s Management Policy Committee, and will report to Ralph W. Babb Jr., chairman and chief executive officer.

Anderson will lead the business segment which provides companies with an array of credit and non-credit financial products and services.

Anderson will succeed Dale E. Greene, 64, Executive Vice President, The Business Bank, who will retire on his normal retirement date in the third quarter of 2011. Greene joined Comerica in 1978 as a commercial loan officer and was named to his current position in January 2010.  Previously, he served as chief credit officer of Comerica Incorporated (2002 to 2010).  He has held management positions for Comerica in the areas of commercial finance, corporate banking, middle market banking and asset-based lending, in addition to credit administration.  His tenure at Comerica also includes service as chief credit officer for Comerica Bank in Michigan.

“Dale Greene has been an invaluable member of Comerica’s management team for many years,” said Babb. “We thank him for his outstanding leadership and direction through various economic cycles, including the current one, and wish him well in his retirement. We look forward to having Lars Anderson join us, as his impressive background and credentials will further enhance Comerica’s reputation as a business bank of choice.”

Anderson will be joining Comerica on December 6, 2010, from BB&T Corporation, where he most recently served as Group Banking Executive and Executive Vice President in Winston-Salem, North Carolina, with responsibility for a multi-billion-dollar loan portfolio, including 12 regional banks in Texas, Florida, Georgia, Virginia, Maryland and Washington, D.C. He previously served as Group President of Georgia and Alabama (2005-2009), with the added responsibility of Texas following the Colonial Bank acquisition.

During his more than 25 years with BB&T, he held a variety of positions of increasing scope and responsibility, including service as Regional and Group President for the Atlanta Metro Region and Georgia, and Regional President for the East Tennessee Region.

Anderson earned a bachelor’s degree from Suffolk University in Boston and completed Advanced Management Programs at the business schools of both the University of North Carolina and University of Chicago.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $55.0 billion at September 30, 2010. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

Media Contacts:	Investor Contacts:
Wendy Walker	Darlene Persons
(214) 462-4443	(214) 462-6831

Wayne Mielke	Tracy Fralick
(214) 462-4463	(214) 462-6834